Exhibit 99.1
Aradigm Appoints Tamar Howson to Board of Directors
Well-Known Industry Expert Strengthens Business Development Focus
Hayward, CA — November 4, 2010 — Aradigm Corporation (OTC BB: ARDM.OB) (the “Company”) today announced it appointed Tamar D. Howson to its board of directors.
Ms. Howson brings significant business development and life sciences industry expertise developed through her career as a senior professional at several leading pharmaceutical companies and as an advisor to several investor funds. She served as Senior Vice President of Corporate and Business Development and was a member of the executive committee at Bristol-Myers Squibb Company (Bristol-Myers) from 2001 until 2007. During her tenure at Bristol-Myers, Ms. Howson was responsible for leading the company’s efforts in external alliances, licensing and acquisitions. From 1991 to 2000, Ms. Howson served as Senior Vice President and Director of Business Development at SmithKline Beecham plc, a global pharmaceutical company. She also managed SR One Ltd., a venture capital fund of SmithKline Beecham, plc. From 1990 to 1991, Ms. Howson held the position of Vice President, Venture Investments at Johnston Associates, Inc.,, and from 1987 to 1990, she served as Director of Worldwide Business Development and Licensing for Squibb Corporation. She previously served as Executive Vice President of Corporate Development for Lexicon Pharmaceuticals, Inc. and on the boards of Ariad Pharmaceuticals, Inc., SkyePharma, plc, NPS Pharmaceuticals, Inc., Targacept, Inc., and the Healthcare Businesswomen’s Association. Ms. Howson received her MBA in finance and international business from Columbia University. She holds a MS from the City College of New York and a BS from Technion in Israel.
Tamar Howson is currently a partner with JSB-Partners, LP, a transaction advisory firm serving the life sciences industry. She is also a consultant to Pitango Venture Fund, and a member of the advisory board to Triana Venture Partners, Inc. She serves on the boards of Soligenix, Inc., OXIGENE, Inc., Idenix Pharmaceuticals, Inc., and S*Bio Pte Ltd.
“We are delighted to welcome Tamar Howson to our board. Her impressive background in executing significant life sciences transactions will be invaluable to Aradigm in our efforts to out-license and otherwise monetize our assets, and in particular in discussions for furthering our inhaled liposomal ciprofloxacin program,” said Virgil Thompson, Aradigm’s Chairman of the Board.
About Aradigm
Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of a portfolio of drugs delivered by inhalation for the treatment of severe respiratory diseases by pulmonologists. The Company has product candidates addressing the treatment of bronchiectasis, cystic fibrosis, inhaled bioterrorism infections and smoking cessation.
More information about Aradigm can be found at www.aradigm.com.
Forward-Looking Statements
Except for the historical information contained herein, this news release contains forward-looking statements, including, but not limited to, statements regarding our future plans and expectations related to partnering discussions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated therein, including, but not limited to, the ability to enter into partnerships, as well as the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 24, 2010, and the Company’s Quarterly Reports on Form 10-Q.
Aradigm and the Aradigm Logo are registered trademarks of Aradigm Corporation.
SOURCE: Aradigm Corporation
Contact: Nancy Pecota, Chief Financial Officer, 510-265-9370